EXHIBIT 16.1

                              United Financial LLC,
                    122 East 42nd Street, New York, NY 10168,
                    Phone (212-661-2315), Fax (212-983-5276)


--------------------------------------------------------------------------------


April 5th, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

TO WHOM IT MAY CONCERN:

This letter shall serve as my resignation as independent public accountant of RedHand International, Inc. formerly Secure Blue, Inc., a Nevada corporation, as of today; however, no work has been performed since December 31st, 2004 by my firm and I disclaim any opinion with respect to any information since that time.

Further, I have reviewed the Form 8-K to be filed reporting the change of accountant caused by this resignation, and I have no disagreement with any of the statements made therein.

Very Truly Yours,

UNITED FINANCIAL LLC


BY: /S/ ANOWAR HOSSEIN
    -----------------
       ANOWAR HOSSEIN